Exhibit 5.1

January 7, 2021

Blink Charging Co.

407 Lincoln Road, Suite 704

Miami Beach, Florida 32789

Re: Blink Charging Co./Registration Statement on Form S-3

Ladies and Gentlemen:

As legal counsel to Blink Charging Co., a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-3 (File No. 333-251919) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 6, 2020 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which became automatically effective, the prospectus dated January 6, 2021 (the “Base Prospectus”), and the final prospectus supplement dated January 7, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed with the Commission under Rule 424(b)(5) of the Securities Act, relating to the proposed public offering (the “Offering”) of 5,400,000 shares of the Company’s common stock, plus up to an additional 810,000 shares of common stock which the underwriters have an option to purchase from the Company and certain selling stockholders (the “Shares”).

With respect to the opinions set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

(a)	The Articles of Incorporation of the Company, as amended to date;

(b)	The By-laws of the Company, as amended to date;

(c)	The Registration Statement;

(d)	The Prospectus;

(e)

The Underwriting Agreement, dated January 7, 2021 (the “Underwriting Agreement”), by and among Barclays Capital Inc., as representative of the several underwriters named therein, certain selling stockholders named therein, and the Company;

(f)	The resolutions of the Board of Directors of the Company relating to the approval of the filing of the Registration Statement and transactions in connection therewith, including the Offering; and

January 7, 2021

(g)	Such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of originals or such latter documents.

Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Registration Statement, the Prospectus and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP